Exhibit 99.1

Tenneco Announces Enhanced Share Repurchase Program

Lake Forest, IL, February 2, 2015 – Tenneco Inc. (NYSE: TEN) announced that the company’s board of directors has authorized the repurchase of up to $350 million of the company’s outstanding common stock over the next three years as part of the company’s overall capital allocation strategy.

“The new share repurchase authorization demonstrates Tenneco’s financial strength and continued commitment to deliver value to our shareholders,” stated Gregg Sherrill, chairman and CEO, Tenneco. “Our priorities for capital have not changed, but the significant improvement in our leverage ratio creates the opportunity for shareholder returns in excess of the share repurchases completed in recent years.”

Tenneco’s priorities for capital allocation are:

1 – funding organic growth through capital spending and working capital;

2 – funding restructuring activities to improve the company’s long-term cost competitiveness;

3 – maintaining balance sheet strength consistent with a target leverage ratio of 1x;

4 – investing in strategic growth opportunities;

5 – providing capital returns to shareholders.

The company anticipates acquiring the shares through open market or privately negotiated transactions, which will be funded through cash from operations. The repurchase program does not obligate Tenneco to make repurchases within any specific time or situations, and opportunities in higher priority areas could affect the cadence of this program.

Tenneco completed repurchases of common stock in each of the last four years to offset dilution from shares of stock issued to employees under Tenneco’s long-term compensation plan.

Tenneco is an $8.4 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 29,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of clean air and ride performance products and systems for automotive and commercial vehicle original equipment markets and the aftermarket. Tenneco’s principal brand names are Monroe®, Walker®, XNOx™ and Clevite®Elastomer.

This press release contains or may contain forward-looking statements. Words such as “anticipates,” “expects,” “will,” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the company (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the company’s plans, actions and actual results could differ materially. Please see the company’s filings with the SEC for further information, including the Safe Harbor Statement and Risk Factors in the company’s 10-K. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

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Contact:

Linae Golla

Investor inquiries

847 482-5162

lgolla@tenneco.com

or

Bill Dawson

Media inquiries

847 482-5807

bdawson@tenneco.com